EXHIBIT 99.3

CONSENT

OF

CRAIG-HALLUM CAPITAL GROUP LLC

We hereby consent to (i) the inclusion of our opinion letter (the “Opinion”), dated March 1, 2021, to the Board of Directors of Communications Systems, Inc. (“CSI”), as Appendix B to the proxy statement/prospectus that forms a part of CSI’s Registration Statement on Form S-4 (the “Registration Statement”) to be distributed in connection with the CSI special meeting relating to the proposed merger of Helios Merger Co. with and into Pineapple Energy LLC, with Pineapple Energy LLC surviving the merger as a wholly-owned subsidiary of CSI, and other matters as described in the Registration Statement, and (ii) to the description of such Opinion and to the references in the Registration Statement to such Opinion and our firm under the headings “Summary of the Proxy Statement/Prospectus —Opinion of CSI’s Financial Advisor”; “Proposal #1: Pineapple Merger Proposal —Background of the Pineapple Merger Transaction”; “Proposal #1: Pineapple Merger Proposal — Reasons for the Pineapple Merger Transaction and Recommendation of the CSI Board of Directors”; “Proposal #1: Pineapple Merger Proposal —Opinion of the Financial Advisor to CSI’s Board of Directors”; and “Proposal #1: Pineapple Merger Proposal — Certain Financial Forecasts Utilized in Connection with the Merger.” Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and any other use of the Opinion remains subject to the terms and conditions of our engagement letter with CSI.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Craig-Hallum Capital Group LLC

/s/ Craig-Hallum Capital Group LLC

Dated: November 12, 2021